Exhibit 99.1

NEWS RELEASE

FOR RELEASE FRIDAY, NOVEMBER 18, 2005 AT 6:00 A.M. EST

CONTACTS:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949.598.6160	949.598.6181
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Corporation Reports Third Quarter 2005 Results

Lake Forest, CA (November 18, 2005)... MAI Systems Corporation (MAIY.PK) announces its third quarter 2005 results. Revenue for the Quarter Ended September 30, 2005 was $5.6 million, Net Income of $367,000 and $0.01 EPS; versus revenues $4.9 million, Net Loss of $58,000 and EPS of $0.00 for the same period a year ago.

Revenue for the Nine Months ended September 30, 2005 was $16.4 million, Net Income of $118,000 and $0.00 EPS. This compares to $15.0 million, $191,000, and $0.01, respectively, for the same period last year.

W. Brian Kretzmer, CEO of MAI Systems Corporation, commented, “We are pleased with our third quarter performance which represents a positive step forward with a 15% revenue increase over last year for the same period. Our year-to-date revenue improvement year over year of approximately 10% and our net income of $118,000 is particularly satisfying to us considering that 2005 results include $670,000 of amortization charges.  In 2004 there were no amortization charges and 2004 results benefited from $821,000 of software development costs that were capitalized during the period and not expensed.”

MAI Systems Corporation, headquartered in Lake Forest, California has worldwide offices for Hotel Information Systems, Inc. sales and service. Hotel Information Systems delivers solutions developed using the only tools available today for flexible enterprise computing, Java and .NET. The corporate consolidation and on-property management solutions enable hoteliers to focus on relationships, support sales and marketing goals, and implement decisions in a rapid change environment. With years of hospitality experience, open standards development methodology, scalable architecture, and best business practices, Hotel Information Systems provides clients with solutions for sustainable competitive advantage. For more information, call toll-free 1.800.497.0532 or visit Hotel Information Systems at www.hotelinfosys.com.  MAI Systems Corporation can be found at www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(in thousands, except per share data)		(in thousands, except per share data)
	2004	2005	2004	2005
Revenue:
Software	$842	$1,103	$2,945	$3,641
Network and computer equipment	118	169	329	448
Services	3,923	4,357	11,683	12,297
Total revenue	4,883	5,629	14,957	16,386

Direct costs:
Software	40	197	369	706
Network and computer equipment	103	122	272	365
Services	1,264	1,306	3,446	4,027
Total direct costs	1,407	1,625	4,087	5,098

Gross profit	3,476	4,004	10,870	11,288

Selling, general and administrative expenses	2,200	2,272	6,900	6,822
Research and development costs	956	1,032	2,756	3,296
Amortization of intangibles	—	126	—	364
Other operating expense (income)	48	(23)	67	48

Operating income	272	597	1,147	758

Interest expense, net	(303)	(229)	(881)	(630)
Other non-operating expense	(22)	—	(60)	—

Income (loss) before income taxes	(53)	368	206	128
Income tax expense	(5)	(1)	(15)	(10)

Net income (loss)	$(58)	$367	$191	$118

Income (loss) per share:

Net income (loss) per share:

Basic income (loss) per share	$0.00	$0.01	$0.01	$0.00
Diluted income (loss) per share	$0.00	$0.01	$0.01	$0.00

Weighted average common shares used in determining income (loss) per share:

Basic	14,676	57,848	14,676	57,848
Diluted	14,676	57,848	14,676	57,848

# # #